EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Argo Blockchain plc

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity(3)	Ordinary Shares nominal value £0.001 per share	Rule 457(c) and Rule 457(h)	5,445,000	$0.158947	$865,466.42	0.00011020	$95.37
Equity(4)	Ordinary Shares nominal value £0.001 per share	Rule 457(c) and Rule 457(h)	47,782,517	$0.158947	$7,594,887.73	0.00011020	$836.96

Total Offering Amounts	$932.33
Total Fee Offsets	$--
Net Fee Due	$932.33

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional ordinary shares, nominal value £0.001 per share, of Registrant that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding ordinary shares of Registrant, as applicable.

(2)	Estimated in accordance Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of £0.1325 per share, the average of the high and low prices of the Registrant’s Ordinary Shares as reported on AIM, a market of the London Stock Exchange, on March 7, 2023 and converted to $0.158947 at the noon buying rate of the Federal Reserve Bank of New York of £1.00 to $1.1996 on March 3, 2023.

(3)	Consists of 5,445,000 Ordinary Shares that may be issued under the 2021 Plan pursuant to the exercise of outstanding stock options. These shares may be represented by the Registrant’s ADSs, each of which represents ten (10) Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-259507).

(4)	Consists of 47,782,517 Ordinary Shares that may be issued under the 2022 Plan pursuant to its terms. These shares may be represented by the Registrant’s ADSs, each of which represents ten (10) Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-259507).